As filed with the Securities and Exchange Commission on June 24, 2005
Registration No. 333-48802

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________________

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________

TBC CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-1888610
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

7111 Fairway Drive
Suite 201
Palm Beach Gardens, Florida 33418
(Address of Principal Executive Offices)
____________________

TBC CORPORATION
2000 STOCK OPTION PLAN
(Full Title of the Plan)
____________________

Sharen Swartz Neuhardt, Esq.
Thompson Hine LLP
2000 Courthouse Plaza NE
Dayton, Ohio 45402
(937) 443-6705
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

EXPLANATORY NOTE

     Pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), TBC Corporation, a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Reg. No. 333-48802) of the Registrant’s predecessor company, TBC Private Brands, Inc. formerly named TBC Corporation (“Old TBC”), in order to reflect the adoption by the Registrant of a holding company form of organizational structure.

     On November 19, 2004 (the “Effective Time”), Old TBC completed a corporate reorganization to implement a holding company structure (the “Reorganization”). As a result of the Reorganization, Old TBC became a wholly-owned subsidiary of the Registrant. The Reorganization was effected pursuant to Section 251(g) of the General Corporation Law of the State of Delaware. Prior to the Reorganization, Old TBC incorporated two new Delaware corporations: the Registrant, which was initially a wholly-owned subsidiary of Old TBC, and TBC Merger Corp., which was a wholly-owned subsidiary of the Registrant. Under an Agreement and Plan of Merger, dated November 19, 2004 (the “Merger Agreement”), TBC Merger Corp. was merged with and into Old TBC (the “Merger”). Old TBC was the surviving corporation in the Merger and, as a result of the Merger, Old TBC became a wholly-owned subsidiary of the Registrant and the stockholders of Old TBC became the stockholders of the Registrant.

     Under Delaware law, no action is or was required to be taken by the stockholders of Old TBC in connection with the Merger. No changes were made to the rights of any stockholder, and it is expected that stockholders will not recognize any gain or loss for federal income tax purposes in connection with the Merger.

     Under the terms of the Merger Agreement, each share of Common Stock of Old TBC outstanding at the Effective Time was changed and converted into one share of Common Stock of the Registrant. The conversion of shares of Common Stock of Old TBC in the Merger occurred without an exchange of share certificates. From and after the date of the Merger, share certificates formerly representing shares of Common Stock of Old TBC will be deemed to represent shares of Common Stock of the Registrant. No additional capital stock of the Registrant was issued as part of the Merger. The shares of Common Stock of the Registrant are listed on the NASDAQ National Market System under the symbol “TBCC,” the same symbol used by Old TBC prior to the Merger.

     At the Effective Time, the Registrant assumed all of Old TBC’s rights and obligations under the Amended and Restated Rights Agreement, dated July 23, 1998, between Old TBC and BankBoston, N.A., as Rights Agent. As part of the Merger, each issued and outstanding right to purchase Series A Junior Participating Preferred Stock, $.10 par value, of Old TBC, became a right to purchase the same number of shares of Series A Junior Participating Preferred Stock, $.10 par value, of the Registrant.

     In addition, at the Effective Time, the Registrant adopted Old TBC’s 2000 Stock Option Plan (the “Plan”) and assumed Old TBC’s obligations under the Plan. Outstanding options to purchase shares of Common Stock of Old TBC under the Plan became options to purchase shares of Common Stock of the Registrant.

     The Certificate of Incorporation and By-laws of the Registrant are identical to the Restated Certificate of Incorporation, as amended, of Old TBC (except for provisions relating to the corporate name and incorporator). The directors and officers of Old TBC became the directors and officers of the Registrant at the Effective Time. The directors of the Registrant will hold office for the same terms held by them with Old TBC prior to the Merger.

     In accordance with Rule 414(d) under the Securities Act, the Registrant hereby expressly adopts this Registration Statement as its own Registration Statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.

     The registration fees were paid at the time of the original filing of this Registration Statement.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on June 24, 2005.

TBC CORPORATION

By	/s/ Lawrence C. Day

Lawrence C. Day
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Lawrence C. Day Lawrence C. Day	President, Chief Executive Officer and Director (principal executive officer)	June 24, 2005

/s/ Thomas W. Garvey Thomas W. Garvey	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	June 24, 2005

*Marvin E. Bruce	Chairman of the Board of Directors	June 24, 2005

*Charles A. Ledsinger, Jr.	Director	June 24, 2005

*William J. McCarthy	Director	June 24, 2005

*Richard A. McStay	Director	June 24, 2005

*Donald Ratajczak	Director	June 24, 2005

*Robert R. Schoeberl	Director	June 24, 2005

*Raymond E. Schultz	Director	June 24, 2005

*	By Lawrence D. Day, attorney in fact.

TBC CORPORATION

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION

(3)(i)	ARTICLES OF INCORPORATION

	3(i).1	Articles of Incorporation of TBC Corporation (included as Exhibit 3(i).1 to the Current Report on Form 8-K dated November 19, 2004, and filed with the Securities and Exchange Commission (the “SEC”) on November 24, 2004, and incorporated herein by reference).

(3)(ii)	BY-LAWS

	3(ii).1	By-Laws of TBC Corporation (included as Exhibit 3(ii).1 to the Current Report on Form 8-K dated November 19, 2004 and filed with the SEC on November 24, 2004, and incorporated herein by reference).

(4)	INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

	4.1	TBC Corporation 2000 Stock Option Plan (filed as Exhibit 4.3 to this Registration Statement filed with the SEC on October 27, 2000, and incorporated herein by reference).

	4.2	Amended and Restated Rights Agreement, dated as of July 23, 1998, between TBC Corporation and BankBoston, N.A., as Rights Agent, including as Exhibit A thereto the form of Rights Certificate (filed as Exhibit 4.1 to the Form 8-A/A-1 Registration Statement filed with the SEC on July 30, 1998 and incorporated herein by reference).

(5)	OPINION RE LEGALITY

	5.1	Opinion of Thompson Hine LLP.

(23)	CONSENTS OF EXPERTS AND COUNSEL

	23.1	Consent of PricewaterhouseCoopers LLP.

	23.2	Consent of Thompson Hine LLP (included as part of Exhibit 5.1).

(24)	POWER OF ATTORNEY

	24.1	Power of Attorney (previously filed as Exhibit 24.1 to this Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 27, 2000, and incorporated herein by reference).